Exhibit 99.2

CHINA TIANFEIHONG WINE, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
August 31, 2013

Assets	Fanwei Hengchang and Subsidiaries August 31, 2013	China Tianfeihong Wine Inc. September 30, 2013	Pro Forma Adjustments		Pro Forma combined

Current Assets
Cash and cash equivalents	$3,994,502	$199	$(199)	b	$3,994,502
Accounts receivable	609,890	-	-		609,890
Advances to suppliers	45,670	-	-		45,670
Inventory, net	461,232	-	-		461,232

Total Current Assets	5,111,294	199	(199)		5,111,294

Fixed assets, net	104,054	-	-		104,054

Total Assets	$5,215,348	$199	$(199)		$5,215,348

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable	$788,588	$-	$-		$788,588
Accrued expenses and other payable	33,980	3,122	(3,122)	b	33,980
Amount due to related parties		123,114	(123,114)	b	-

Total Liabilities	822,568	126,236	(126,236)		822,568

Stockholders' Equity
Common stock	50,000	1,438	(30,800)	a	20,638
Additional paid in capital	781,359	315,895	(412,570)	a	810,721
			126,037	b
Accumulated other comprehensive income	116,556	-			116,556
Retained earnings (Accumulated deficit)	3,444,865	(443,370)	443,370	a	3,444,865

Total Stockholders' Equity	4,392,780	(126,037)	126,037		4,392,780

Total Liabilities and Stockholders' Equity	$5,215,348	$199	$(199)		$5,215,348

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1. THE ACQUISITION

On December 30, 2013, China Tianfeihong Wine, Inc. (“China Tianfeihong”) completed the Fanwei Hengchang Acquisition pursuant to the Share Exchange Agreement. Based on the negotiation between the parties, both parties agreed that after the transaction, the former shareholders (other than Zhiliang Fang) shall own 6.97% while the Fanwei Hengchang Shareholders (including Mr. Zhiliang Fang) shall own 93.03% of the capital stock of the Company. Therefore, China Tianfeihong issued a total of 32,000,000 shares of its common stock to the Fangwei Hengchang Shareholders for all the shares they held in Fanwei Hengchang.

As a result of the Fanwei Hengchang Acquisition, the consolidated subsidiaries include Fanwei Hengchang Co, Ltd (BVI) or “Fanwei Hengchang”, the wholly-owned subsidiary which is incorporated under the laws of the British Virgin Islands, Changshi Tongrong Limited (Hong Kong) Co., Ltd or “Changshi Tongrong”, a wholly-owned subsidiary of Fanwei Hengchang which is incorporated under the laws of Hong Kong, Changshitong Information Consulting(Shenzhen) Co., Ltd or “Changshitong Consulting”, a wholly-owned subsidiary of Changshi Tongrong which is incorporated under the laws of the PRC, and Fujian Tianfeihong Wine Co., Ltd or “Fujian Tianfeihong”, a limited liability company incorporated under the laws of the PRC which is effectively and substantially controlled by Changshitong Consulting through a series of captive agreements.

As China Tianfeihong Shareholders have become the majority shareholders of the combined entity and Fangwei Hengchang’s senior management has been appointed to control the management of the combined entity following the acquisition, the acquisition has been accounted for as a reverse acquisition using the purchase method of accounting, where China Tianfeihong (the legal acquirer) is deemed to be the accounting acquiree and Fangwei Hengchang (the legal acquiree) to be the accounting acquirer. The consolidated financial statements of the combined entity will in substance be those of Fangwei Hengchang, with the assets and liabilities, and revenue and expenses, of China Tianfeihong being included effective from the date of consummation of the Exchange Agreement. China Tianfeihong is deemed to be a continuation of the business of Fangwei Hengchang. The cost of the acquisition has been measured at the carrying value of the net assets of China Tianfeihong with no goodwill or other intangible assets being recorded in accordance with the accounting interpretation and guidance issued by the SEC staff.

NOTE 2. ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined financial information gives effect to the Exchange Agreement as if it had occurred at an earlier date, and has been prepared for illustrative purposes only and is not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had Fanwei Hengchang and China Tianfeihong been a combined company during the specified periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. In addition, the unaudited pro forma condensed combined financial information gives effect only to the adjustments set forth in the accompanying notes and does not reflect any restructuring or acquisition related costs, or any potential cost savings or other synergies that management expects to realize as a result of the acquisition. The unaudited pro forma condensed combined financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements.

The unaudited pro forma consolidated financial information as of August 31, 2013 has been derived from Faniwei Hengchang and Subsidiaries audited consolidated financial statements as of August 31, 2013, included elsewhere in this current report on Form 8-K, and the unaudited financial statements of China Tianfeihong Wine, Inc. as of September 30, 2013 as filed in their Form 10-Q as of the same period ended. This unaudited pro forma combined financial information should be read in conjunction with these unaudited financial statements and notes related to those financial statements in connection with the proposed acquisition are presented below:

(a) This adjustment reflects the issuance of 32,000,000 shares of China Tianfeihong’s common stock for the reverse acquisition of all issued and outstanding shares of common stock of Fanwei Hengchang, and the elimination of preacquisition accumulated deficit of China Tianfeihong.

(b) This adjustment reflects the assumption of $3,122 accrued expenses and other payable by China Tianfeihong shareholder Hong Yang and repayment of $123,114 due to China Tianfeihong shareholder Hong Yang through returning of additional paid-in capital $126,037 with the remaining cash balance of $199.